Exhibit 23.6

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

As independent petroleum engineering consultants, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our report, dated January 13, 2025, for PHX Minerals, Inc. included in or made part of this Registration Statement on Form S-1 of WhiteHawk Income Corporation, including any amendments thereto (the “Registration Statement”). We also hereby consent to the references to our firm contained in the Registration Statement, including in the prospectus under the heading “Experts.”

Cawley, Gillespie and Associates, Inc.
Texas Registered Engineering Firm

/s/ Cawley, Gillespie and Associates, Inc.

Houston, Texas
May 11, 2026